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                                                                      EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                              DYERSBURG CORPORATION


                                          FY Ended          FY Ended         FY Ended
                                         October 4,       September 28,    September 30,
                                            1997               1996             1995
                                         -----------------------------------------------
                                               (In thousands, except per share data)
PRIMARY
Average shares outstanding                  13,155            13,643           14,196
                                          ========           =======          =======
Income before extraordinary item          $ 13,266           $ 8,400          $ 6,560
Extraordinary item                            (905)               --               --
                                          --------           -------          -------
Net income                                $ 12,361           $ 8,400          $ 6,560
                                          ========           =======          =======

PER SHARE AMOUNTS:
Income before extraordinary item          $   1.01           $  0.62          $  0.46
Extraordinary item                           (0.07)               --               --
                                          --------           -------          -------
Net income                                $   0.94           $  0.62          $  0.46
                                          ========           =======          =======


The dilutive effect of stock options, calculated using the treasury stock method, was less than 1.5% during all periods presented.


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